Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

AST SpaceMobile, Inc.

(Exact Name of Registrant as Specified in its Charters)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	Rule 457(r)	581,395	$47.08	$27,372,076.60		0.00015310	$4,190.67		—	—	—	—
Fees Previously Paid	—	—	—	—	—	—		—	—		—	—	—	—
Total Offering Amount							$27,372,076.60			$4,190.67
Total Fees Previously Paid										—
Total Fee Offsets										—
Net Fee Due										$4,190.67

Offering Note

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), AST SpaceMobile, Inc. (the “Registrant”) initially deferred payment of all the registration fees for the Registration Statement on Form S-3 (Registration No. 333-281939), filed by the Registrant on September 5, 2024. This calculation of filing fee table exhibit (this “Exhibit”) is being filed in connection with a prospectus supplement, dated September 26, 2025, filed by the Registrant pursuant to Rule 424(b) under the Securities Act. The maximum offering price per share was estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Registrant’s Class A common stock on the Nasdaq Global Select Market on September 22, 2025. The prospectus to which this Exhibit is attached is a final prospectus supplement for the related offering.